i-80 Gold Announces Positive Preliminary Economic Assessment on
the Archimedes Underground Project, Nevada; After-Tax NPV(5%) of $127 Million with an After-Tax IRR of 23% at US$2,175/oz Au

This news release constitutes a "designated news release" for the purposes of the Company's prospectus supplement dated August 12, 2024, to its short form base shelf prospectus dated June 21, 2024.

Reno, Nevada, February 18, 2025 - i-80 GOLD CORP. (TSX:IAU) (NYSE:IAUX) ("i-80 Gold", or the "Company") is pleased to announce the results of the preliminary economic assessment (the "PEA") for the Archimedes Underground Project ("Archimedes" or the "Project"), situated within the Company's broader Ruby Hill Complex (the "Complex"). The Complex is located along the southeastern end of the Battle Mountain-Eureka Trend in northeastern Nevada, United States. The PEA confirms that Archimedes has the potential to become a key component of the Company's regional hub-and-spoke mining and processing strategy.

"The release of the Archimedes PEA marks another step forward in our plan to establish i-80 Gold's broader hub-and-spoke mining and processing strategy in northeastern Nevada. Based on the PEA, Archimedes is expected to contribute meaningfully to the overall production and economics of the Company's hub-and-spoke strategy in spite of higher transportation costs to our central autoclave facility, and lower grades relative to the Company's two other underground projects. The PEA's findings show that at a base case gold price of $2,175/oz, Archimedes Underground is at the lower end of valuation compared to other underground gold projects in our portfolio, however it presents the highest leverage to gold prices," stated Richard Young, Chief Executive Officer.

PEA Highlights

Mineral Estimates, Production and Mine Life

  High-grade underground gold mine with a life of mine ("LOM") of approximately 10 years.
  Average annual gold production of approximately 100,000 ounces of gold following ramp up.
  Estimated LOM cash costs(1) of $1,769 per ounce and all-in-sustaining costs(1) of $1,893 per ounce.
    Updated mineral resource estimate resulting in an indicated gold mineral resource of 436,000 ounces at 7.6 grams per tonne ("g/t") and an inferred gold mineral resource of 988,000 ounces at 7.3 g/t.
    All drilling conducted within the Archimedes underground area since the property's acquisition in 2021, is included in the PEA. Additional infill drilling is expected to be completed from the underground on the Ruby Deeps and the 426 zone in 2027 to be included in a planned feasibility study in 2028.
    Several exploration targets to be followed up on in the coming years to potentially extend the mine life beyond the current 10 years.

Project Economics

  Based on a $2,175/oz gold price, the Project's undiscounted after-tax cash flows(2)(3) total $212 million with an after-tax net present value(2)(3) ("NPV") of $127 million, assuming a 5% discount rate, generating a 23% internal rate of return ("IRR").
  Based on a spot gold price of $2,900/oz, the Project's undiscounted after-tax cash flows(2)(3) total $902 million with an after-tax NPV(2)(3) of $581 million, assuming a 5% discount rate, generating a IRR of 75%.

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  Mine construction capital is estimated at $49 million.
  LOM development and sustaining capital is estimated at $106 million.

Mining and Processing

  Long hole open stoping with delayed backfill is the primary planned mining method.
  Approximately 90% of the material mined is anticipated to be processed at i-80 Gold's Lone Tree autoclave facility (see Figure 1) starting in 2028. The remainder is expected to be processed at a third-party autoclave facility in 2026 and 2027, as well as the property's heap leach facility.
  Overall average gold grade processed of 7.0 g/t with an average gold recovery of 90% (autoclave) and an average expected heap leach grade of 3.8 g/t gold with an average recovery of 87%.

All amounts are in United States dollars, unless otherwise stated.

A summary of key valuation, cost, and operating metrics is presented in Table 1 below. For more detailed metrics presented on an annual basis, see Archimedes Underground Project Detailed Cash Flow Model in the Appendix.

Table 1: Summary of PEA Key Operating and Financial Metrics

Project Economics	Unit
Gold Price	$/oz	$2,175
Silver Price	$/oz	$27.25
Pre-Tax NPV(5%)(2)	$M	$126.8
After-Tax NPV(5%)(2)(3)	$M	$126.8
After-Tax IRR(3)%		23%
After-Tax Cash Flow(3)	$M	$211.9
Production Profile
Mine Life	years	10
Mineralized Material Mined	000s tonnes	4,566.9
Gold Grade of Mineralized Material Mined	g/t Au	7.0
Silver Grade of Mineralized Material Mined	g/t Ag	1.64
Waste Tonnes Mined	000s tonnes	1,353.8
Total Tonnes Mined	000s tonnes	5,920.7
Total Mineralized Material Processed	000s tonnes	4,566.9
Gold Grade Processed	g/t Au	7.0
Silver Grade Processed	g/t Ag	1.64
Average Gold Recovery	%	90%
Average Silver Recovery	%	10%
Total Gold Recovered	000s oz	927.9
Total Silver Recovered	000s oz	24.3
Average Annual Gold Production (LOM)	000s oz	84.4
Average Annual Gold Production (following production ramp up)	000s oz	101.9

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Unit Operating Costs
LOM Operating Cost
Mineralized Material Mined	$/t mined	$130.2
Mineralized Material and Waste Mined	$/t mined	$126.7
Processed (autoclave & heap leach)	$/t milled	$107.3
Transportation	$/t milled	$42.1
Dewatering Electricity	$/t milled	$6.4
G&A	$/t milled	$17.3
LOM Total Cash Costs(1) (net of by-product credit)	$/oz	$1,769
LOM All-in Sustaining Costs(1) (net of by-product credit)	$/oz	$1,893
Total Capital Costs
Construction Capital	$M	$47.3
Definition & Conversion Drilling	$M	$10.6
LOM Development & Sustaining Capital	$M	$97.6
Closure Costs	$M	$8.9
Total Capital & Closure Costs	$M	$164.4

"The Archimedes PEA reinforces its value within i-80 Gold's portfolio, with the potential to achieve the highest mining rate among our underground operations. The geometry of the mineralized body supports the use of bulk mining methods, driving lower unit costs and enhancing project economics. Additionally, extensive infrastructure is already in place, and the sequential permitting approach allows us to expedite mining activities through mid-2027, while finalizing approvals for the lower section," added Matthew Gili, President and Chief Operating Officer.

Mineral Resource Update

The PEA includes all drilling conducted on the Archimedes underground since i-80 Gold's acquisition of the property. The updated mineral resource estimate includes a total of 436,000 ounces of gold at 7.6 g/t Au in the indicated category and 988,000 ounces of gold at 7.3 g/t Au in the inferred category (see Table 2). The majority of the resource estimate is currently hosted in the Ruby Deeps deposit (see Figure 1). The mineral resource estimate is based on stope optimization software. This methodology is more accurate than previous estimation techniques and has become the industry standard for underground deposits in Nevada.

The updated resource estimate includes all drilling since 2021, as well as stope optimization which results in additional mineralized body constraints. Overall, the indicated resource tonnes and gold ounces have increased by 49% and 116%, respectively, as compared to the 2021 resource estimate resulting in a total of 436,000 indicated gold ounces contained. The increase in indicated ounces is offset by a decline in inferred tonnes and ounces by 49% and 37%, respectively, resulting in a total of 988,000 inferred ounces contained. Gold grades have increased in all categories of resource, improving by 46% in the indicated category and 21% in the inferred category.

Once the underground drill platforms are constructed, a significant infill drill program is planned for Ruby Deeps and the 426 zone in the coming years to follow up on earlier positive results in a more cost-effective manner with the goal of extending the mine life beyond the current 10 years. Ruby Deeps remains open to the north and south, offering substantial exploration potential.

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An updated mineral resource estimate is expected to be completed in 2028 for inclusion in a planned feasibility study. The updated resource is expected to include 50,000 meters of drilling, of which the majority is infill drilling to define reserves, targeting the 426 zone and the Ruby Deeps scheduled for 2027.

Figure 1: Archimedes Longitudinal Section of Mineralized Bodies (Looking West)

Table 2: Archimedes Underground Mineral Resource Estimate as of December 31, 2024

	Indicated Mineral Resources
	Tonnes	Au	Ag	Au	Ag
	(000)	(g/t)	(g/t)	(000 oz)	(000 oz)
426	899	6.9	0.8	199	22
Ruby Deeps	892	8.3	2.4	237	69
Total Indicated	1,791	7.6	1.6	436	92

	Inferred Mineral Resources
	Tonnes	Au	Ag	Au	Ag
	(000)	(g/t)	(g/t)	(000 oz)	(000 oz)
426	1,038	6.6	1.2	219	40
Ruby Deeps	3,150	7.6	2.4	769	246
Total Inferred	4,188	7.3	2.1	988	286

Notes to table above:

I. Mineral resources have been estimated at a gold price of $2,175 per troy ounce;

II. Mineral resources have been estimated using pressure oxidation gold metallurgical recoveries of 96.8% and 89.5% for the 426 and Ruby Deeps deposits respectively;

III. Pressure oxidation cutoff grades are 5.06 and 5.48 Au g/t (0.148 and 0.160 opt) for the 426 and Ruby Deeps deposits respectively;

IV. The effective date of the Mineral resource estimate is December 31, 2024;

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V. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, socio-political, marketing, or other relevant factors;

VI. An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral Reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration; and

VII. The reference point for mineral resources is in situ.

Economic Analysis

The Project's NPV and IRR in relation to fluctuations in the long-term gold price are outlined in Table 3 and the Project's cost sensitivities are illustrated in Figure 2 below. Capital costs have been sensitized against mine facilities and drilling.

Table 3: Archimedes Project Gold Price Sensitivity After-tax Analysis

	Gold Price ($/oz)
	$2,000	$2,175	$2,500	$2,750	$2,900	$3,000
NPV5%(2) ($M)	$17	$127	$331	$487	$581	$644
IRR (%)	8%	23%	48%	65%	75%	81%

Figure 2: Archimedes Gold Price Sensitivity Cost Analysis

Project Overview

Archimedes is located along the southeastern end of the Battle Mountain/Eureka gold trend. The Project is a component of the broader Ruby Hill Complex and an extension of the historically mined open pit, which was a major past-producing asset. During the 1990s, an ore body was discovered, which became the Archimedes Pit. Later discoveries included the Ruby Deeps sulfide deposit with the most recent discovery of the polymetallic Hilltop zone.

The Complex also includes the Mineral Point deposit, an open pit heap leach project, as well as several base metal deposits. Mineral Point is a large oxide gold and silver deposit with the potential to become the Company's largest gold producing asset. An updated PEA for the Mineral Point open pit project is expected to be completed in the first quarter of 2025. Processing infrastructure at the Complex includes a primary and secondary crushing plant, grinding mill, leach pad, and carbon-in-column circuit, which are designed to process oxide material. The Archimedes deposit is composed of single refractory sulfide material, which is not amenable to the facilities at the Complex, and therefore, will be trucked to the Company's Lone Tree property.

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Figure 3: i-80 Gold Regional Map

Geology and Mineralization

The Archimedes underground deposit is comprised of the Ruby Deeps and 426 zone, which are located immediately northwest and below the historic Archimedes Pit (see Figure 1). Both the 426 zone and Ruby Deeps consist of Carlin-Type mineralization, characterized by fine-grained pyrite with gold bearing arsenic-rich rims. In the 426 zone, mineralization is primarily located in the lower laminated portion of the Ordovician Goodwin limestone along the northeast striking 426 fault zone. The 426 zone is generally flat-lying and consists of a mixture of oxide and sulfide material. At Ruby Deeps, mineralization is found in the Cambrian Windfall limestone, Dunderberg shale, and a Cretaceous granodiorite sill, in the hanging-wall of the north striking Holly fault. The mineralized zone in Ruby Deeps is generally flat-lying and consists entirely of sulfide material.

Mining and Processing

The PEA demonstrates an initial 10-year mine life with average annual gold production of approximately 100,000 ounces of gold following ramp up. The PEA represents a preliminary point-in-time estimate of the mine plan.

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Underground access will be through twin portals located in the north wall of the Archimedes Pit adjacent to the pit haulage ramp. The main decline will provide personnel and equipment access to all areas of the mine and will be wide enough to accommodate 30-ton haul trucks.

Long hole open stoping ("LHOS") with delayed backfill is the primary mining method planned for Ruby Hill. Drift and fill mining can be implemented when the mineralization geometry does not have sufficient vertical extent to allow LHOS, sill mining, or where ground conditions will not maintain vertical stope walls. Underhand drift and fill mining is preferred since the backfill quality will be better than the rock quality.

While a small component of the upper levels of the 426 zone contains oxide mineralization, metallurgical testing has demonstrated that both the 426 and Ruby Deep zones of the Archimedes Underground are generally single refractory and require an oxidation process to increase gold extraction using whole cyanidation of mineralized material. Additionally, testing has demonstrated that the gold recovery for both deposits is materially higher when an autoclave is operated in the acidic environment.

The PEA incorporates toll-milling arrangements with associated over-the-road trucking costs for the years 2026 and 2027. Starting in 2028, the processing costs and recoveries associated with hauling to and processing at the Lone Tree autoclave in the acidic environment have been incorporated into the PEA. Processing materials in the acidic environment increases per tonne processing costs by approximately $35; however, the additional cost is offset by higher recovery rates. The oxide mineralization from the 426 zone will be processed via heap leach at the existing Complex leach pad, with the associated recoveries applied. A LOM processing schedule is illustrated in Figure 4.

Figure 4: LOM Processing Schedule

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Capital Cost Summary

Mine construction capital is estimated to be $49 million.

Archimedes benefits from the extensive facilities and infrastructure that remains from the Archimedes Pit. The majority of the capital budget, including mine construction and sustaining, is associated with mine development. Construction of the underground portals and associated near portal facilities is budgeted at $8.6 million. These activities are currently underway in preparation for commencement of underground development early in the second quarter of 2025.

Archimedes is expected to generate an estimated $212 million in after-tax cash flow over the current 10-year mine life (see Figure 5).

Table 4: Capital Cost Estimates

	Mine Construction	Sustaining
	($M)	($M)
Environmental, Permitting and Technical	$2.5	$3.5
Dewatering	$0	$4.0
Mine Development	$28.8	$71.2
Mine Facilities & Overhead	$8.6	$4.1
Resource Conversion Drilling	$2.1	$8.5
Contingency (15% Drilling and Development; 25% Facilities)	$7.4	$14.8
Total Capital Cost	$49.4	$106.1

Figure 5: Archimedes LOM Annual Cash Flow

Operating Cost Summary

The PEA estimates cash costs(1) of $1,769 per ounce of gold and all-in sustaining costs(1) of $1,893 per ounce of gold for the LOM (see Table 5). Cash and all-in-sustaining costs include a non-cash capital toll milling charge through the Company's Lone Tree autoclave of $21 per tonne or approximately $100 per ounce of gold. Figure 6 illustrates these operating costs over Archimedes' estimated production profile.

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Table 5: Total and Unit Operating Costs

	Total Costs	Unit Cost	Cost per Ounce
	($M)	($/t milled)	($/oz Au)
Mining	$750.0	$164.2	$808
Transportation & Processing	$682.2	$149.4	$735
G&A, Royalties & Net Proceeds Tax	$210.4	$46.1	$227
By-Product Credits	($0.7)	($0.1)	($1)
Total Operating Cost/Cash Costs(1)	$1,642.0	$359.5	$1,769
Closure & Reclamation	$8.9	$1.9	$10
Sustaining Capital	$106.1	$23.2	$114
All-in Sustaining Costs(1)	$1,757.0	$384.7	$1,893

Figure 6: Archimedes LOM Gold Production Profile vs Cost per Ounce

  Table 6: Development Cost Per Foot (Excluding 15% Contingency)

	Total Development	Cost
	(feet)	($/foot)
Primary Capital Drifting	25,640	$2,000
Secondary Capital Drifting	21,245	$2,000
Capital Raising	1,548	$4,000
Total/Weighted Average	48,434	$2,064

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Permitting

The phased permitting process at Archimedes is well underway, allowing for simultaneous mining while permitting for the next phase progresses. The initial phase covers mining activities above the 5100-foot elevation, a threshold consistent with previously approved permits for open pit mining at Ruby Hill. The first phase of permitting is nearing completion and once finalized, will allow for mining through June 2027.

The second phase of permitting covers mining below the 5100-foot elevation and is set to begin immediately upon receipt of the first phase of permits. This phase is scheduled for completion by the end of the second quarter 2027, with the objective of ensuring uninterrupted mining at the Project.

National Environmental Policy Act ("NEPA") associated permitting activities continue to progress. Amended Plan of Operations and Environmental Assessment documents have been provided to the Bureau of Land Management ("BLM") with the next step being completion of the Decision Record (DR). Nevada Division of Environmental Protection ("NDEP") permitting activities are also progressing, focusing on the site's Water Pollution Control Permits. Both the NEPA and NDEP permits are expected at the end of the first quarter of 2025.

Next Steps to Feasibility Study

A feasibility study in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") and Subpart 1300 of Regulation S-K ("S-K 1300") with an updated mineral resource estimate is expected to be completed in 2028. The updated resource is expected to include 50,000 meters of drilling targeting the 426 zone and the Ruby Deeps.  Below is a summary of additional work to be conducted.

Resource Delineation and Exploration

• Begin resource conversion drilling as decline advances and drill platforms become available.  Incorporate this data into an updated resource model.

Permitting

• Complete the NEPA and NDEP permitting amendments for mining below the 5100 foot elevation.

Metallurgical Testing

Additional metallurgical testing is required from the initial Ruby Hill production areas to confirm metallurgical recoveries with Lone Tree autoclave process conditions. Sample selection will be based on available mine production plans to reflect typical stope dimensions and expected dilution. Testing will include:

• Comminution testing to confirm throughput through the Lone Tree mill.

• Additional pressure oxidation tests using both alkaline and acidic pressure oxidation conditions for the Lone Tree autoclave.

• Carbon-in-leach tests on pressure oxidation productions.

Technical Disclosure and Qualified Persons

The PEA was prepared in accordance with NI 43-101. The full PEA will be filed within 45 days under the Company's issuer profile on SEDAR+ at www.sedarplus.ca and on i-80 Gold's profile. An Initial Assessment for the Archimedes Underground Project ("S-K 1300 Report") was also prepared in accordance with S-K 1300 and Item 601 of the Regulation S-K and the S-K 1300 Report will be filed on EDGAR at www.sec.gov. Both reports will be available on the Company's website at www.i80gold.com. The mineral estimates and project economics are the same under the PEA and the S-K 1300 Report.

The technical information contained in this press release has been prepared under the supervision of, and has been reviewed and approved by Dagny Odell, P.E., (SME No. 2402150) Practical Mining LLC, and Tyler Hill CPG., Vice President Geology for the Company, who are all qualified persons within the meaning of NI 43-101 and S-K 1300.

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For a description of the data verification, assay procedures and the quality assurance program and quality control measures applied by the Company, please see the Company's Annual Information Form dated March 12, 2024 filed under the Company's profile on SEDAR+ at www.sedarplus.ca and filed with the Company's Form 40-F under the Company's profile on EDGAR at www.sec.gov. Further information about the PEA referenced in this news release, including information in respect of data verification, key assumptions, parameters, risks and other factors, will be contained in the PEA.

The PEA is preliminary in nature and includes an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources that are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the results of the PEA will be realized. Mineral resources do not have demonstrated economic viability and are not mineral reserves.

Endnotes

(1) This is a non-IFRS/non-GAAP measure. Please see both sections titled "Non-IFRS Performance Measures/Non-GAAP Financial Performance Measures" below.

(2) Cash flow and NPV are calculated as of the start of construction, which is anticipated to commence in early in the second quarter 2025, subject to obtaining the necessary permits by March 31, 2025, as anticipated.

(3) After tax metrics assume the Company consumes existing net operating losses sufficient to offset all tax liabilities.

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company with the fourth largest gold mineral resources in the state of Nevada. The recapitalization plan underway is designed to unlock the value of the Company's high-grade gold deposits to create a Nevada mid-tier gold producer. i-80 Gold's common shares are listed on the TSX and the NYSE American under the trading symbol IAU:TSX and IAUX:NYSE. Further information about i-80 Gold's portfolio of assets and long-term growth strategy is available at www.i80gold.com or by email at info@i80gold.com.

For further information, please contact:

Leily Omoumi, VP Corporate Development & Strategy

1.866.525.6450
info@i80gold.com
www.i80gold.com

Forward-Looking Information

Certain statements in this release constitute "forward-looking statements" or "forward-looking information" within the meaning of applicable securities laws, including but not limited to, statements regarding the updated results of the PEA  on the Project, such as future estimates of internal rates of return, net present value, future production, estimates of cash cost, proposed mining plans and methods, mine life estimates, cash flow forecasts, metal recoveries, estimates of capital and operating costs, timing for permitting and environmental assessments, timing, completion and results of feasibility studies, and the size and timing of phased development of the Project. Furthermore, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. With respect to this specific forward-looking information concerning the development of the Project, the Company has based its assumptions and analysis on certain factors that are inherently uncertain. Uncertainties include: (i) the adequacy of infrastructure; (ii) geological characteristics; (iii) metallurgical characteristics of the mineralization; (iv) the ability to develop adequate processing capacity; (v) the price of gold, silver and other commodities; (vi) the availability of equipment and facilities necessary to complete development; (vii) the cost of consumables and mining and processing equipment; (viii) unforeseen technological and engineering problems; (ix) natural disasters and/or accidents; (x) currency fluctuations; (xi) changes in regulations; (xii) the compliance by and/or key suppliers with terms of agreements; (xiii) the availability and productivity of skilled labour; (xiv) the regulation of the mining industry by various governmental agencies, including permitting and environmental assessments; (xv) the ability to raise sufficient capital to develop such projects; (xiv) changes in project scope or design; and (xv) political factors.

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Such statements can be identified by the use of words such as "may", "would", "could", "will", "intend", "expect", "believe", "plan", "anticipate", "estimate", "scheduled", "forecast", "predict" and other similar terminology, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. These statements reflect the Company's current expectations regarding future events, performance and results and speak only as of the date of this release and are expressly qualified in their entirety by this cautionary statement. Subject to applicable securities laws, the Company does not assume any obligation to update or revise the forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

This release also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production from the Project, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in commodities prices; (ii) results of drilling, (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation of mine plans subsequent to the date of any estimates; and (vi) the possible failure to receive required permits, approvals and licenses or changes to existing mining licenses.

Forward-looking statements and information involve significant known and unknown risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results expressed or implied by such forward-looking statements or information, including, but not limited to: the Company's ability to finance the development of its mineral properties; assumptions and discount rates being appropriately applied to the PEA and S-K 1300 Report, uncertainty as to whether there will ever be production at the Company's mineral exploration and development properties; risks related to the Company's ability to commence production at the Project and generate material revenues or obtain adequate financing for its planned exploration and development activities; uncertainties relating to the assumptions underlying resource and reserve estimates; mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labour disputes, bad weather, non-compliance with environmental and permit requirements or other unanticipated difficulties with or interruptions in development, construction or production; the geology, grade and continuity of the Company's mineral deposits; the uncertainties involving success of exploration, development and mining activities; permitting timelines; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; prices for energy inputs, labour, materials, supplies and services; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; unexpected cost increases in estimated capital and operating costs; the need to obtain permits and government approvals; material adverse changes, unexpected changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with the company to perform as agreed; social or labour unrest; changes in commodity prices; and the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations. For a more detailed discussion of such risks and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, refer to i-80 Gold's filings with Canadian securities regulators, including the most recent Annual Information Form, available on SEDAR+ at www.sedarplus.ca.

Non-IFRS/Non-GAAP Financial Performance Measures

The Company has included certain terms or performance measures in this news release that commonly used in the gold mining industry that are not defined under International Financial Reporting Standards ("IFRS") or United States Generally Accepted Accounting Principles ("US GAAP"). This includes: all-in sustaining costs per ounce and cash cost per ounce. Non-IFRS/Non-GAAP financial performance measures do not have any standardized meaning prescribed under IFRS or US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS US GAAP and should be read in conjunction with the Company's financial statements. Because the Company has provided these measures on a forward-looking basis, it is unable to present a quantitative reconciliation to the most directly comparable financial measure calculated and presented in accordance with IFRS or US GAAP without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking IFRS or US GAAP measure that have not yet occurred, are outside of the Company's control and/or cannot be reasonably predicted.

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Definitions

"All-in sustaining costs" is a non-IFRS or US GAAP financial measure calculated based on guidance published by the World Gold Council ("WGC"). The WGC is a market development organization for the gold industry and is an association whose membership comprises leading gold mining companies. Although the WGC is not a mining industry regulatory organization, it worked closely with its member companies to develop these metrics. Adoption of the all-in sustaining cost metric is voluntary and not necessarily standard, and therefore, this measure presented by the Company may not be comparable to similar measures presented by other issuers. The Company believes that the all-in sustaining cost measure complements existing measures and ratios reported by the Company. All-in sustaining cost includes both operating and capital costs required to sustain gold production on an ongoing basis. Sustaining operating costs represent expenditures expected to be incurred at the Project that are considered necessary to maintain production. Sustaining capital represents expected capital expenditures comprising mine development costs, including capitalized waste, and ongoing replacement of mine equipment and other capital facilities, and does not include expected capital expenditures for major growth projects or enhancement capital for significant infrastructure improvements.

"Cash cost per gold ounce" is a common financial performance measure in the gold mining industry but has no standard meaning under IFRS or US GAAP. The Company believes that, in addition to conventional measures prepared in accordance with IFRS or US GAAP, certain investors use this information to evaluate the Company's performance and ability to generate cash flow. Cash cost figures are calculated in accordance with a standard developed by The Gold Institute. The Gold Institute ceased operations in 2002, but the standard is considered the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary, and the cost measures presented may not be comparable to other similarly titled measures of other companies.

For a more detailed breakdown on how these measures were calculated, please see the table below:

	Total Costs	Unit Cost	Cost per Ounce
	($M)	($/t milled)	($/oz Au)
Mining	$750.0	$164.2	$808
Transportation & Processing	$682.2	$149.4	$735
G&A, Royalties & Net Proceeds Tax	$210.4	$46.1	$227
By-Product Credits	($0.7)	($0.1)	($1)
Total Operating Cost/Cash Cost(1)	$1,642.0	$359.5	$1,769
Closure & Reclamation	$8.9	$1.9	$10
Sustaining Capital	$106.1	$23.2	$114
All-in Sustaining Costs(1)	$1,757.0	$384.7	$1,893

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APPENDIX

Archimedes Underground Project Detailed Cash Flow Model

All amounts are in United States dollars, unless otherwise stated.

Archimedes Underground	UNITS	TOTAL LOM	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040 +1
MINING
Mine Life	Years	~10
Mineralized Material Mined (incl. marginal)	k tonnes	4,567	-	41.8	258.6	473.1	572.9	533.5	558.8	561.4	573.1	569.4	400.0	24.2	-	-	-	-
Waste Moved	k tonnes	1,354	-	11.6	96.4	160.6	193.9	265.0	123.6	255.0	84.6	106.0	54.1	2.9	-	-	-	-
Total Moved	k tonnes	5,921	-	53.4	355.0	633.7	766.8	798.5	682.4	816.4	657.7	675.4	454.2	27.1	-	-	-	-

Daily Mining Rate	tpd	782	-	114.5	708.6	1,296.1	1,569.7	1,461.6	1,531.0	1,538.1	1,570.0	1,560.0	1,096.0	66.4	-	-	-	-

Backfill Placed	k tonnes	3,488	-	32.0	148.9	380.2	460.1	479.1	409.4	489.9	394.6	405.3	272.5	16.3	-	-	-	-
Capitalized Mining	k tonnes	867	47.5	194.2	100.5	223.9	201.1	21.6	31.6	24.5	21.9	-	-	-	-	-	-	-

PROCESSING
Total Material for Processing	k tonnes	4,567		42	259	473	573	533	559	561	573	569	400	24	-	-	-	-
Gold Average Grade	g/t Au	7.0		6.60	6.70	6.79	6.92	7.22	6.89	6.75	7.35	7.48	6.90	7.01	-	-	-	-
Contained Gold	'000 oz Au	1,031		8.9	55.7	103.3	127.4	123.9	123.8	121.8	135.3	137.0	88.7	5.5	-	-	-	-

Heap Leach Processing
Total Tonnes Processed	k tonnes	171		15	56	75	25	1	-	-	-	-	-	-	-	-	-	-
Gold Grade	g/t Au	3.82		4.02	3.63	3.76	4.35	2.30	-	-	-	-	-	-	-	-	-	-
Silver Grade	g/t Ag	0.52		0.45	0.47	0.55	0.59	1.79	-	-	-	-	-	-	-	-	-	-
Contained Gold	'000 oz Au	21.0		2.0	6.5	9.0	3.5	0.0	-	-	-	-	-	-	-	-	-	-
Contained Silver	'000 oz Ag	2.9		0.2	0.8	1.3	0.5	0.0	-	-	-	-	-	-	-	-	-	-
Gold Average Recovery	%	87%		87%	87%	87%	87%	87%	-	-	-	-	-	-	-	-	-	-
Silver Average Recovery	%	15%		15%	15%	15%	15%	15%	-	-	-	-	-	-	-	-	-	-
Recovered Gold	'000 oz Au	18		1.7	5.7	7.9	3.0	0.0	-	-	-	-	-	-	-	-	-	-
Recovered Silver	'000 oz Ag	0.4		0.0	0.1	0.2	0.1	0.0	-	-	-	-	-	-	-	-	-	-

Autoclave Processing
Total Tonnes Processed	k tonnes	4,166				398	548	533	559	561	573	569	400	24	-	-	-	-
Gold Grade	g/t Au	7.12				7.36	7.03	7.23	6.89	6.75	7.35	7.48	6.90	7.01	-	-	-	-
Silver Grade	g/t Ag	1.72				0.77	0.96	1.23	2.15	2.21	2.34	2.07	1.68	1.58	-	-	-	-
Contained Gold	'000 oz Au	954				94.3	123.9	123.8	123.8	121.8	135.3	137.0	88.7	5.5	-	-	-	-
Contained Silver	'000 oz Ag	230				9.8	17.0	21.1	38.6	39.9	43.2	37.8	21.7	1.2	-	-	-	-
Gold Average Recovery	%	90%				90%	90%	90%	90%	90%	90%	90%	90%	90%	-	-	-	-
Silver Average Recovery	%	10%				10%	10%	10%	10%	10%	10%	10%	10%	10%	-	-	-	-

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Archimedes Underground	UNITS	TOTAL LOM	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040 +1
Recovered Gold	'000 oz Au	877				89.2	116.8	119.4	114.5	109.0	121.1	122.6	79.4	4.9	-	-	-	-
Recovered Silver	'000 oz Ag	23				1.0	1.7	2.1	3.9	4.0	4.3	3.8	2.2	0.1	-	-	-	-

Toll Mill Processing
Total Tonnes Processed	k tonnes	230		26	203
Gold Grade	g/t Au	7.61		8.10	7.55
Silver Grade	g/t Ag	1.20		1.39	1.17
Contained Gold	'000 oz Au	56		6.9	49.3	-	-	-	-	-	-	-	-	-	-	-	-	-
Contained Silver	'000 oz Ag	8.8		1.2	7.6	-	-	-	-	-	-	-	-	-	-	-	-	-
Gold Average Recovery	%	58%		58%	58%	-	-	-	-	-	-	-	-	-	-	-	-	-
Silver Average Recovery	%	10%		10%	10%	-	-	-	-	-	-	-	-	-	-	-	-	-
Recovered Gold	'000 oz Au	33		4.0	28.6
Recovered Silver	'000 oz Ag	1		0.1	0.8

Total Tonnes Processed	k tonnes	4,567		41.8	258.6	473.1	572.9	533.5	558.8	561.4	573.1	569.4	400.0	24.2	-	-	-	-
Total Gold Production	'000 oz Au	928		5.7	34.2	97.1	119.8	119.5	114.5	109.0	121.1	122.6	79.4	4.9	-	-	-	-
Total Silver Production	'000 oz Ag	24		0.2	0.9	1.2	1.8	2.1	3.9	4.0	4.3	3.8	2.2	0.1	-	-	-	-

REVENUE
Gold Price	$/oz Au	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175	$2,175
Silver Price	$/oz Ag	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25	$27.25
Revenues	$M	$2,019	-	$12	$74	$211	$261	$260	$249	$237	$264	$267	$173	$11	-	-	-	-
OPERATING COSTS
Mining Costs (Mineralized Material incl. Backfill)	$M	$594	-	$5.5	$32.4	$62.4	$76.0	$73.3	$72.1	$74.7	$71.8	$72.3	$51.0	$3.0	-	-	-	-
Mining Costs (Waste)	$M	$156	-	$1.4	$11.4	$18.5	$22.3	$30.8	$14.4	$28.8	$9.7	$11.9	$6.0	$0.3	-	-	-	-
Heap Leach Processing	$M	$1.2	-	$0.1	$0.4	$0.5	$0.2	$0.0	-	-	-	-	-	-	-	-	-	-
Processing Autoclave	$M	$489	-	-	-	$46.8	$64.3	$62.5	$65.6	$65.9	$67.2	$66.8	$46.9	$2.8	-	-	-	-
Transportation	$M	$192	-	$1.4	$10.9	$17.2	$23.7	$23.0	$24.1	$24.2	$24.7	$24.6	$17.3	$1.0	-	-	-	-
Electrical Power	$M	$29	-	$0.6	$1.5	$2.9	$3.4	$3.7	$4.0	$3.4	$2.6	$2.6	$2.5	$2.3	-	-	-	-
G&A	$M	$79	-	$3.9	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	-	-	-	-
Total Operating Cost	$M	$1,541	-	$12.9	$64.1	$155.9	$197.4	$200.8	$187.7	$204.4	$183.6	$185.7	$131.2	$17.1	-	-	-	-

Refining & Sales	$M	$1.7	-	$0.0	$0.1	$0.2	$0.2	$0.2	$0.2	$0.2	$0.2	$0.2	$0.1	$0.0	-	-	-	-
Royalties & State Taxes	$M	$100.2	-	$0.4	$3.0	$10.8	$13.1	$12.8	$12.5	$10.6	$14.0	$14.2	$8.5	$0.3	-	-	-	-

Mining Costs (Mineralized Material)	$/t mined	$130.2	-	$132	$125	$132	$133	$137	$129	$133	$125	$127	$127	$126	-	-	-	-
Mining Costs (Waste)	$/t mined	$114.9	-	$119	$119	$115	$115	$116	$116	$113	$115	$113	$111	$110	-	-	-	-

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Archimedes Underground	UNITS	TOTAL LOM	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040 +1
Mining Costs (Mineralized material & Waste )	$/t mined	$126.7	-	$129	$123	$128	$128	$130	$127	$127	$124	$125	$125	$124
Processing (Heap leach)	$/t milled	$6.8	-	$7	$6	$7	$8	$5	-	-	-	-	-	-	-	-	-	-
Processing (Autoclave)	$/t milled	$117.3	-	-	-	$117	$117	$117	$117	$117	$117	$117	$117	$117	-	-	-	-
Transportation	$/t milled	$42.1	-	$34	$42	$36	$41	$43	$43	$43	$43	$43	$43	$43	-	-	-	-
Electrical Power	$/t milled	$6.4	-	$14	$6	$6	$6	$7	$7	$6	$5	$5	$6	$97	-	-	-	-
G&A	$/t milled	$17.3	-	$94	$29	$16	$13	$14	$13	$13	$13	$13	$19	$310	-	-	-	-
Total	$/t milled	$337.4	-	$309	$248	$329	$345	$376	$336	$364	$320	$326	$328	$707	-	-	-	-

CAPITAL EXPENDITURES
Construction Capital	$M	$47.3	$16.5	$30.8	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Definition & Conversion Drilling(1)	$M	$10.6	$2.1	-	$8.5	-	-	-	-	-	-	-	-	-	-	-	-	-
Sustaining Capital	$M	$97.6	-	-	$22.5	$33.7	$26.0	$4.0	$5.2	$3.5	$2.8	-	-	-	-	-	-	-
Total Capital	$M	$155.5	$18.6	$30.8	$31.0	$33.7	$26.0	$4.0	$5.2	$3.5	$2.8	-	-	-	-	-	-	-
Reclamation(2)	$M	$8.9	$0.4	$0.4	$0.4	$0.5	$0.5	$0.5	$0.5	$0.5	$0.5	$0.5	$0.5	$0.6	$0.6	$0.6	$0.6	$1.8

CASH COSTS & AISC
Total Cash Costs (Incl. Royalty)	$/oz	$1,769	-	$2,321	$1,961	$1,718	$1,758	$1,789	$1,749	$1,973	$1,632	$1,631	$1,760	$3,569	-	-	-	-
All-in Sustaining Costs(2)	$/oz	$1,893	-	$2,385	$2,877	$2,070	$1,979	$1,826	$1,798	$2,009	$1,659	$1,635	$1,766	$3,685	-	-	-	-

CASH FLOW ANALYSIS
Revenue	$M	$2,018.9	-	$12	$74	$211	$261	$260	$249	$237	$264	$267	$173	$11	-	-	-	-
Operating Costs Gold and Royalties	$M	($1,642.6)	-	($13)	($67)	($167)	($211)	($214)	($200)	($215)	($198)	($200)	($140)	($17)	-	-	-	-
Reclamation Accrual	$M	($8.9)	-	($0.1)	($0.3)	($0.9)	($1.1)	($1.1)	($1.1)	($1.0)	($1.2)	($1.2)	($0.8)	($0.0)	-	-	-	-
Depreciation	$M	($270.0)	-	($1)	($7)	($24)	($34)	($34)	($34)	($33)	($38)	($38)	($25)	($2)	-	-	-	-
Net Operating Income (Pre-Tax)	$M	$97.4	-	($2)	($0)	$19	$15	$11	$14	($12)	$27	$27	$7	($8)	-	-	-	-

Income Taxes	$M	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Net Income	$M	$97.4	-	($2)	($0)	$19	$15	$11	$14	($12)	$27	$27	$7	($8)	-	-	-	-
Depreciation	$M	$270.0	-	$1.0	$7.2	$24.1	$33.7	$34.3	$33.9	$33.2	$37.9	$38.4	$24.8	$1.5	-	-	-	-
Reclamation	$M	$0.0	($0.4)	($0.3)	($0.0)	$0.5	$0.7	$0.7	$0.6	$0.6	$0.7	$0.7	$0.3	($0.5)	($0.6)	($0.6)	($0.6)	($1.8)
Working Capital	$M	$0.0	-	($1.5)	($6.2)	($11.5)	($5.1)	($0.4)	$1.5	($1.7)	$2.0	($0.3)	$7.0	$14.1	$2.0	-	-	-
Operating Cash Flow	$M	$367.4	($0)	($3)	$1	$32	$44	$45	$50	$20	$67	$66	$39	$7	$1	($1)	($1)	($2)

Capital Expenditures	$M	($155.5)	($19)	($31)	($31)	($34)	($26)	($4)	($5)	($3)	($3)	-	-	-	-	-	-	-
NET CASH FLOW	$M	$211.9	($19)	($34)	($30)	($1)	$18	$41	$45	$16	$65	$66	$39	$7	$1	($1)	($1)	($2)
PROJECT ECONOMICS
After-tax NPV 5% Discounting	$M	$127 23%

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Notes to table above:

(1) A portion of the drilling capital ($2.1M) is included in construction capital, while the remaining $8.5M is classified as sustaining capital.

(2) The annual calculation for all-in sustaining costs include reclamation costs on a cash basis rather than on an accrual basis. As such, the weighted average of the annual all-in sustaining costs amounts will not agree to the life of mine all-in sustaining costs.

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